UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2005

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia 31750

(Address of principal executive offices)

(229) 426-6000

Registrant’s Telephone Number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) (1)	On January 18, 2005, at a regularly scheduled meeting of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), and pursuant to the Articles of Incorporation and Bylaws of Colony, the Board by unanimous vote elected to establish one new Board position and elected Al D. Ross to fill this position. The Nomination Committee consisting of independent directors Morris Downing, Sidney Ross, Terry Coleman, DeNean Stafford and Jerry Harrell determined the need to increase the size of the board from eleven members to twelve members and upon search and interview of potential candidates recommended the name of Al D. Ross. The committee felt that this action would assist Mr. Ross in executing his new position as President and Chief Operating Officer of Colony.

Mr. Ross, 40 years of age, was named President and Chief Operating Officer of Colony at its December 2004 board meeting. Mr. Ross began his banking career in 1984 and has served in the commercial lending areas of several financial institutions. In addition to his new responsibilities at Colony, Mr. Ross is President and CEO of Colony Bank Southeast and Chairman of Georgia First Mortgage Company, both affiliates of Colony.

(2)	Mr. Ross had no arrangement or understanding with any other person pursuant to which the director was selected as a director.

(3)	Mr. Ross has not served on any committee of Colony, and at this time the Board has not named him to a committee.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: January 18, 2005	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and
Chief Financial Officer